Exhibit 2.5

FOURTH AMENDMENT CUM ADDENDUM TO THE SHARE SUBSCRIPTION AGREEMENT DATED MAY 3, 2018

This fourth amendment cum addendum agreement (“Agreement”) to the share subscription agreement dated May 3, 2018, as amended, is executed on this 15th day of November, 2018 at New Delhi:

By and Amongst

I-AM Capital Acquisition Company, a company incorporated in the United States of America and having its registered office at 1345 Avenue of the Americas, 11th Floor, New York, NY 10105 (hereinafter referred to as the “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the First Part;

And

The Persons listed in SCHEDULE 1 (hereinafter referred to collectively, as the “Promoters” and individually, as a “Promoter”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include each of their respective heirs, permitted assigns and successors-in-interest, as the case may be) of the Second Part;

And

Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, having its office at 1st Floor, Ambience Mall, Plot no. 2, Phase II, Nelson Mandela Marg, Delhi-110070, India (hereinafter referred to as the “Company”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the Third Part.

The Company, the Investor and the Promoters shall hereinafter be individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS:

A.	The Parties entered into a share subscription agreement dated May 3, 2018 pursuant to which the Investor has agreed to invest an amount of up to USD 49,000,000 (United States Dollars Forty Nine Million only) into the Company for subscription to Equity Shares in accordance with the terms and conditions set out therein (as previously amended, the “SSA”).

B.

The Parties are entering into this Agreement to further amend the SSA to provide that USD 150,000 (United States Dollars One Hundred Fifty Thousand only) (the “Actual Investment Amount”) delivered to the Company by Investor at the closing of the Business Combination shall purchase Equity Shares equal to 1.1% of the Company in accordance with the terms and conditions set forth in the SSA.

C.

The Parties acknowledge that the Promoters have agreed to invest USD 2,000,000 (United States Dollars Two Million only) into the Company as an additional cash contribution and shall receive new Equity Shares of the Company equal to such value.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and the SSA, and for other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.	AMENDMENTS TO THE SsA

1.1	Notwithstanding anything to the contrary contained in the SSA, the Parties hereby agree that the Company shall issue to Investor, Equity Shares equal to 1.1% of the Company upon delivery by Investor to the Company of the Actual Investment Amount.

2.	representations of each party

2.1	Each Party severally represents and warrants as follows:

(a)	In case of a company, it is a duly registered company and has the power and capacity to execute and deliver this Agreement and to consummate the transactions under this Agreement and all approvals required by it for executing this Agreement and entering into and consummation of the transactions contemplated herein have been obtained.

(b)	In case of a company, the execution of this Agreement and entering into and consummation of transactions under this Agreement has been duly authorised and approved by such Party’s board / other appropriate authority and does not require any further authorisation or consent of any other Person.

(c)	Upon execution and delivery by such Party, this Agreement will constitute a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

(d)	The execution and delivery of this Agreement by such Party, the transactions contemplated in this Agreement does not contravene the provisions of Applicable Law or provisions of and/or constitute a default under its formation/constitutional documents (where applicable), or any Contract to which such Party is a party or which are applicable to it.

3.	MISCELLANEOUS

3.1	the Parties may discuss and terminate this Agreement at any time in writing, however no such termination shall be valid unless signed by all Parties hereto.

3.2	Any or all provisions of this Agreement may be amended, restated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all the Parties.

3.3	This Agreement shall be read together with the SSA.

3.4	The provisions of Clause 9 (Confidentiality), Clause 10 (Notices), Clause 11 (Governing Law) and Clause 13 (Miscellaneous) of the SSA shall mutatis mutandis apply to this Agreement.

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IN WITNESS WHEREOF, the Parties have entered into and executed this Agreement as of the day and year first above written.

SIGNED AND DELIVERED by the within named Investor, I-AM Capital Acquisition Company

/s/ Suhel Kanuga	/s/ F. Jacob Cherian
Name: Suhel Kanuga, CFO	Name: F. Jacob Cherian, CEO

SIGNED AND DELIVERED by the within named Company, Smaaash Entertainment Private Limited by the hand of Shripal Morakhia, authorised signatory.

/s/ Shripal Morakhia

SIGNED AND DELIVERED by the within named Promoter, AHA Holdings Private Limited by the hand of Shripal Morakhia, authorised signatory.

/s/ Shripal Morakhia

SIGNED AND DELIVERED by Mr. Shripal Morakhia

/s/ Shripal Morakhia

SCHEDULE 1

DETAILS OF THE PROMOTERS

Sl. No.	Name of the Promoter	Particulars
1.	AHA Holdings Private Limited

Attention: Mr. Santosh Apraj

Address: 2nd Floor, Trade View Building, Oasis Complex, PB Marg, Lower Parel, Mumbai – 400013, Maharashtra

Phone number: 022-67400900

Fax no: +91 22 67400988

E-mail: santoshapraj@ahaholdings.co.in

2.	Shripal Morakhia	Address: 2nd Floor, Trade View Building, Oasis Complex, PB Marg, Lower Parel, Mumbai – 400013, Maharashtra Email: shripal@smaaash.in